Exhibit 99.3

A. M. Castle & Co.

Offer to Exchange and Consent Solicitation Pursuant to the Prospectus, dated March 17, 2020 for Any and All of the

5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022 (CUSIP No. 148411AK7) and
Solicitation of Consents to Proposed Amendments to the Related Indenture

THE EXCHANGE OFFER AND THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 26, 2020, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DEADLINE”).

March 17, 2020

To Our Clients:

This letter relates to the offer by A. M. Castle & Co. (the “Company”) to exchange (the “Exchange Offer”) (i) the number of shares of its common stock and (ii) new notes for each $1,000 of principal amount of outstanding 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022 (the “old notes”) as set forth in the summary offering table on the inside front cover of the prospectus dated March 17 as filed with the Securities and Exchange Commission (as may be amended or supplemented, the “Prospectus”), in accordance with and subject to the terms and conditions set forth in the Prospectus, a copy of which accompanies this letter, and the letter of transmittal (as each may be amended or supplemented from time to time) (collectively, the “Offer Documents”). Certain terms used and not defined herein shall have the respective meanings ascribed to them in the Prospectus.

Concurrently with the Exchange Offer, the Company is also soliciting consents (the “Consent Solicitation”) from holders for certain amendments to the indenture governing the old notes to eliminate or amend substantially all of the restrictive covenants, release all collateral securing the Issuer’s obligations under the indenture governing the old notes (the “Existing Indenture”), and modify certain of the events of default and various other provisions, contained in the Existing Indenture (collectively, the “Proposed Amendments”). Each holder that tenders old notes in the Exchange Offer will be deemed to have consented to the Proposed Amendments. Holders may not deliver consents to the Proposed Amendments without tendering their old notes, and holders may not tender their old notes without delivering consents.

This material is being forwarded to you as the beneficial owner of the old notes held by us for your account but not registered in your name. A TENDER OF SUCH OLD NOTES MAY ONLY BE MADE BY US AS A PARTICIPANT IN THE DEPOSITORY TRUST COMPANY PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the old notes held by us for your account and to consent to the Proposed Amendments applicable to such old notes, pursuant to the terms and conditions set forth in the enclosed Offer Documents. You may only tender your old notes by book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company. We urge you to read carefully the applicable Offer Documents , and the related letter of transmittal before instructing us to tender your old notes. Copies of the Offer Documents (including the related letter of transmittal) may be requested directly from Wilmington Savings Fund Society, FSB, Attention: Corporate Trust Middle Office, 501 Car Road, Suite 100, Wilmington, DE 19809, Tel: 302-571-7014, Email: CTMiddleOffice@wsfsbank.com.

Your instructions should be returned to us as promptly as possible in order to permit us to tender the old notes on your behalf in accordance with the provisions of the Exchange Offers. The Exchange Offer will expire at 5:00 p.m., New York City time, on March 26, 2020, unless extended. Any old notes tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 p.m., New York City time, on March 26, 2020.

Your attention is directed to the following:

1.	The Exchange Offer is for any and all old notes.
2.	The Exchange Offer is subject to certain conditions. See the section of the Prospectus captioned “General Terms of the Exchange Offer and Consent Solicitation — Conditions of the Exchange Offer and Consent Solicitation.”
3.	Each holder who tenders old notes in the Exchange Offer will be deemed to have consented to the Proposed Amendments in respect of the indenture governing the old notes. Holders may not tender their old notes in the Exchange Offer without delivering consents to the Proposed Amendments, and holders may not deliver consents to the Proposed Amendments pursuant to the Consent Solicitation without tendering their old notes.

If you wish to have us tender your old notes and your consent to the Proposed Amendments applicable to the old notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter.

Very truly yours,

INSTRUCTIONS TO THE DEPOSITORY TRUST COMPANY PARTICIPANT

The undersigned acknowledge(s) receipt of your letter relating to the Exchange Offer with respect to the old notes.

This will instruct you to tender the aggregate principal amount of old notes indicated below held by you or for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount at maturity of old notes held by you for the account or benefit of the undersigned) upon the terms and subject to the conditions set forth in the Offer Documents.

DESCRIPTION OF OLD NOTES TENDERED

☐	Please do not tender any old notes held by you for my account.
☐	Please tender the old notes held by you for my account as indicated below:
Old Notes	CUSIP	Amount of Old Notes to be Tendered
5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022	148411AK7

ALL HOLDERS, PLEASE COMPLETE THE FOLLOWING: Dated:          , 2020

Signature(s):
Print Name(s) and Title here:
Print Address(es):
(Include Zip Code)
Area Code and Telephone Number(s):
Tax Identification or Social Security Number(s):

None of the old notes held by us for your account will be tendered and no consent will be given in respect of the Proposed Amendments unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the old notes held by us for your account.